UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to § 240.14a-12.

VAALCO ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of VAALCO Energy, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Stockholders of VAALCO Energy, Inc. (the “Company”) will be held at The Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042, on Thursday, June 2, 2016, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect six directors, each for a term of one year;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2016;

3.	To approve, on an advisory basis, the compensation of our Named Executive Officers; and

4.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 6, 2016.

We are providing access to our proxy materials over the Internet. To do this, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to in the proxy statement as a Notice. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. Stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide the information you need in a more timely manner and will save the cost of printing and mailing documents to you, thus conserving natural resources.

By Order of the Board of Directors,

Andrew L. Fawthrop
Chairman of the Board
Houston, Texas
April 22, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement, our Annual Report for 2015 and our 2015 Financial Statements are available at
www.proxyvote.com.

VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of VAALCO Energy, Inc. requests your proxy for the Annual Meeting that will be held Thursday, June 2, 2016, at 8:00 a.m. Central Time, at The Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement, proxy card or voting instructions and our 2015 annual report have been made available on or about April 22, 2016.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

General Information

We are providing you these proxy materials in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be voted at our 2016 Annual Meeting of Stockholders (our “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as the “Company,” “we,” “our,” “us” or “VAALCO.”

Date and Time of Meeting

The VAALCO Energy, Inc. Annual Meeting of stockholders will be held at 8:00 a.m. Central Daylight Time, on June 2, 2016 at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas 77042.

Record Date and Persons Entitled to Vote

The Board of Directors has set the close of business on April 6, 2016 as the record date for stockholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were 58,495,360 shares of VAALCO common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Notice and Access

We are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

We may provide certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by VAALCO in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

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Procedure to Access Proxy Materials Over the Internet

Your Notice or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at www.proxyvote.com.

Matters to be Voted on and Recommendation of the Board

	Board Vote Recommendation	Page Reference (for more detail)

Election of Six Directors	FOR EACH DIRECTOR NOMINEE	5

Other Proposals

● Ratification of the appointment of independent auditors	FOR	38

● Advisory resolution on executive compensation	FOR	40

Transact other business that properly comes before the meeting

Information About the Advisory Vote on Compensation

Because your vote with respect to approval of our Named Executive Officer compensation is advisory, it will not be binding upon the Board. However, our Compensation Committee and the Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers.

How to Vote

The Board encourages you to exercise your right to vote. Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

●	By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

●	By telephone— Stockholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.

●	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight time on June 1, 2016.

Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting.

If you are a street name stockholder (your shares are held in the name of a bank, broker or other holder of record), you will receive instructions from the bank, broker or other record holder of your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted:

●	for the nominees for directors named in this proxy statement;

●	for ratification of the appointment of the independent auditors; and

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●	for approval of the advisory resolution on executive compensation.

How to Change Your Vote

If you are a stockholder of record, you may later revoke your proxy instructions by:

●	sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this proxy statement;

●	voting again by the Internet or telephone (only the last vote cast will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on June 1, 2016;

●	submitting a properly signed proxy with a later date; or

●	voting in person at the Annual Meeting.

If you are a street name stockholder, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other nominee.

Quorum

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly vote by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on “routine matters” when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes”.

The ratification of the appointment of the independent auditors is the only routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

The election of directors and the advisory vote to approve our executive compensation are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Vote Required for each Proposal

●	Election of Directors. The six nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors. For this purpose, abstentions and broker non-votes are not counted as a vote for the election of directors. Accordingly, if you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.
●	Independent Auditor. The ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast “against” the proposal.
●	Named Executive Officer Compensation. Our Named Executive Officer compensation will be considered approved by our stockholders in an advisory manner upon the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as shares entitled to vote for the proposal.

Proxy Solicitation

In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by VAALCO, postings on our website at www.VAALCO.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive

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any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Tabulation

Our Corporate Secretary will tabulate and certify the vote at the Annual Meeting.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.VAALCO.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov.

List of Stockholders

A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 9800 Richmond Avenue, Suite 700, Houston, Texas, 77042. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one year term beginning at the Annual Meeting and expiring at the 2017 Annual Meeting of Stockholders and until either they are re-elected or their successors are elected and qualified:

Steven P. Guidry
Andrew L. Fawthrop
Michael Keane
A. John Knapp, Jr.
John J. Myers, Jr.
Steven J. Pully

All of the above nominees are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below. Mr. Fred Brazelton, currently serving as a director of the Company, notified the Board in March 2016 that he would not be standing for re-election at the 2016 Annual Meeting of Stockholders. The Board has determined that, effective at the time of the Annual Meeting, the size of the Board will be reduced to six members pursuant to the Company’s bylaws.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Only the nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account diversity of background.

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

●	personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience in the oil and gas industry and with relevant social policy concerns;

●	experience as a Board member of another publicly held company; and

●	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills

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that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders in accordance with our Bylaw provisions. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of VAALCO’s businesses and structure. The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

Changes in Directors During 2015

On June 3, 2015, effective immediately after the 2015 Annual Meeting, W. Russell Scheirman retired from the Board and as our President and Chief Operating Officer. Mr. Scheirman continued to work for us as a consultant until December 31, 2015. For a description of the consulting agreement we entered into with Mr. Scheirman, please read “Consulting Agreement with Mr. Scheirman” on page 28. The Board determined that, effective immediately following Mr. Scheirman’s retirement from the Board, the size of the Board would be reduced from seven members to six members.

Steven J. Pully was appointed to the Board on July 31, 2015 and at that time the Board determined that the size of the Board would be increased to seven.

On December 22, 2015, the Company entered into a settlement agreement (the “Settlement Agreement”) with Group 42, Inc., a Delaware corporation, Paul A. Bell, Michael Keane (collectively, “Group 42”), and BLR Partners LP, a Texas limited partnership, BLRPart, LP, a Texas limited partnership, BLRGP Inc., a Texas corporation, Fondren Management, LP, a Texas limited partnership, FMLP Inc., a Texas corporation, The Radoff Family Foundation, a Texas non-profit corporation and Bradley L. Radoff (collectively, the “BLR Group” and, together with Group 42, the “Group 42-BLR Group”). Under the terms of the Settlement Agreement, the Group 42-BLR Group agreed to withdraw its consent solicitation to remove a majority of the Board.

In accordance with the Settlement Agreement, James B. Jennings and O. Donaldson Chapoton retired from the Board and the Board appointed Mr. Keane of the Group 42-BLR Group to the Board as the designee of the Group 42-BLR Group on December 22, 2015. Under the Settlement Agreement, Mr. Keane was also appointed as Vice Chairman of the Board and to each of the Nominating and Corporate Governance Committee and the Compensation Committee.

In the Settlement Agreement, the Board further agreed to nominate an independent, mutually agreed-upon, designee (the “Mutual Designee”) for election at the 2016 Annual Meeting. The Board agreed to limit the size of the Board to no more than seven directors until the 2016 Annual Meeting, at which time its size could increase to no more than eight directors. However, the Board and the Group 42-BLR Group have not yet identified a Mutual Designee and are continuing a search to identify a candidate acceptable to both the Board and the Group 42-BLR Group. The Company expects that any Mutual Designee will not be appointed to the Board until after the 2016 Annual Meeting.

Moreover, pursuant to the Settlement Agreement, the Board agreed to separate the roles of Chairman of the Board and Chief Executive Officer, with Andrew Fawthrop serving as the new Chairman of the Board. Steven P. Guidry remains a director and the Company’s Chief Executive Officer. For a description of the Settlement Agreement, please read “Settlement Agreement with Group 42-BLR Group” on page 36.

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On December 22, 2015, the Company also entered into a stockholder agreement (the “Stockholder Agreement”) with Kornitzer Capital Management, Inc., a Kansas corporation (“Kornitzer Capital”) and John C. Kornitzer (collectively, “Kornitzer”).

In accordance with the Stockholder Agreement, effective immediately, the Board appointed A. John Knapp, Jr. to the Board. For a description of the Stockholder Agreement, please read “Stockholder Agreement with Kornitzer” on page 36.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to current directors, nominees and executive officers of VAALCO. Each nominated director will be elected to serve until the next annual meeting of stockholders or until his successor is elected and qualified.

Name	Age	Title
Andrew L. Fawthrop	63	Director and Chairman of the Board
Steven P. Guidry	58	Director and Chief Executive Officer
Michael Keane	55	Director and Vice Chairman of the Board
Frederick W. Brazelton	45	Director
A. John Knapp, Jr.	64	Director
John J. Myers, Jr.	58	Director
Steven J. Pully	56	Director
Cary Bounds	48	Chief Operating Officer
Eric J. Christ	36	Vice President, General Counsel and Corporate Secretary
Don O. McCormack	54	Chief Financial Officer

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Andrew L. Fawthrop—Mr. Fawthrop has served on the Board since October 2014 and as the Chairman of the Board since December 2015. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chairman and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, South America, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Masters degree in Marine Geology from the University of London. Mr. Fawthrop’s experience in the international oil and gas industry provides a valuable resource to the Board.

Steven P. Guidry—Mr. Guidry has served as the Company’s Chief Executive Officer since October 2013. At that time, he was also appointed to our Board of Directors and served as the Company’s Chairman of the Board from June 2014 until December 2015. Prior to joining VAALCO, Mr. Guidry was Vice President of Business Development for Marathon Oil Corporation since July 2011, where he was responsible for acquisitions of strategic opportunities for value growth. Mr. Guidry also held numerous executive management positions, including President of Marathon Oil Libya Limited from October 2008 to July 2011. Prior to the Libya assignment, he was regional Vice President for Marathon Oil’s North American Production Operations. Mr. Guidry oversaw all of the company’s exploration and production activities onshore and offshore U.S. He also spent 5 years leading Marathon Oil’s Central Africa Business Unit, overseeing project expansions and operations in Equatorial Guinea, Gabon and Angola. Throughout his career, he held challenging technical, staff and managerial positions in Marathon’s domestic and international production organizations. Mr. Guidry graduated from the University of Louisiana Lafayette in 1980 with a Bachelor of Science in Petroleum Engineering. He is a member of the Society of Petroleum Engineers, and served on the board of directors for the Corporate Council on Africa, the Independent Petroleum Association of America, the U.S. Oil and Gas Association and was a member of the Upstream Committee of the American Petroleum Institute. Mr. Guidry’s strong operational background and experience, particularly in the international arena, is a valuable asset to our Board.

Michael Keane—Mr. Keane has served on the Board and as its Vice Chairman since December 2015. He has over 25 years of experience in business strategy, corporate finance and investment banking. Since 2010, he has served as the Chairman of the Board at Group 42, Inc., a provider of wellbore cleanup chemicals and downhole tools to the oil and gas industry. From July 2010 to August 2012, Mr. Keane was a Senior Vice President for Digital Domain, Inc., a visual effects and digital production company. Previously, Mr. Keane was a Clinical Professor of Finance at the University of Southern California’s Marshall School of Business where he served for more than 10 years teaching courses in investments and corporate finance. He has also been an executive for several NYSE-traded companies and was Managing Director of

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Investment Banking for Susquehanna International Group, Seidler Companies, Incorporated, and Kemper Securities, where he specialized in mergers and acquisitions, public offerings and private placements. Mr. Keane holds a J.D. from the University of Texas School of Law and an MBA in Finance from the University of Chicago. Mr. Keane’s knowledge and experience in the international oil and gas industry, capital markets and corporate finance make him a valuable resource to our Board.

Frederick W. Brazelton—Mr. Brazelton has served on the Board since June 2008. Mr. Brazelton is the Co-Founder, President and CEO of Platform Partners, LLC, a private holding company that makes equity investments in middle-market companies. Prior to founding Platform in August 2006, Mr. Brazelton was a Partner of The CapStreet Group, LLC, an institutional private equity fund focused on investing in middle-market companies where he had worked from August 2000 until July 2006. Prior to joining CapStreet, Mr. Brazelton worked for the private equity firms of Hicks, Muse, Tate & Furst and Willis Stein & Partners after starting his career in investment banking at CS First Boston in its Natural Resources Group. Mr. Brazelton serves on the boards of directors of private companies ALM First Holdings, LLC, Encino Energy, LLC, Evergreen Environmental, LLC, Expedition Water Solutions, LLC, Firestone and Robertson Distilling, LLC and Dynamic Glass, LLC. He received his BBA from the Business Honors Program at the University of Texas at Austin and his MBA from Stanford University. Mr. Brazelton’s extensive experience in private equity and finance provides a valuable resource to our Board.

A. John Knapp, Jr.—Mr. Knapp has served on the Board since December 2015. Mr. Knapp is a Partner at CCM Opportunistic Advisors, LLC, an investment fund in Houston Texas, a position he has held since March 2011. He also serves as the President, Chief Executive Officer, and principal stockholder of Andover Group, Inc., a real estate investment and development company he founded in 1978. Mr. Knapp currently serves on the board of directors of ATRM Holdings, Inc. (NASDAQ:ATRM) which he joined in April 2015, and previously served on from January 2013 until March 2013. He also serves as a director of On Track Innovations Ltd. (NASDAQ: OTIV), and has served since December 2012. Previously, Mr. Knapp served as the Chief Executive Officer and a director of ICO, Inc. (NASDAQ: ICOC), from October 2005 to April 2010. Mr. Knapp is a Chartered Financial Analyst and is currently a trustee of Transylvania University in Lexington, Kentucky. Mr. Knapp holds a Bachelor of Arts from Williams College. Mr. Knapp’s prior experience as a chief executive officer of a public company makes him a valuable resource to the Board.

John J. Myers, Jr.—Mr. Myers has served on the Board since March 2010. Mr. Myers was founder and Managing Partner for Treaty Oak Capital Management, an energy investment hedge fund based in Austin, Texas from 2002 through 2009. In 2007, Mr. Myers founded Tectonic Capital Management investment fund, and has also served as an officer of Grace Bay Asset Management LLC since 2014, Cotton Gen LLC since 2014 and Escencial Capital since 2012. Mr. Myers, a Chartered Financial Analyst, was engaged for over 20 years as an equity analyst covering oil and gas exploration and production companies, having served with RBC Dain Rauscher Wessels, Morgan Keegan, Petrie Parkman & Co. and Southcoast Capital. He holds a Bachelors of Science degree in Chemical Engineering from the University of Michigan and a Masters degree in Management from Northwestern University. Mr. Myers’ knowledge and experience in the oil and gas business and the capital markets make him a valuable resource to our Board.

Steven J. Pully—Mr. Pully has served on the Board since July 2015. Mr. Pully has over 30 years of experience in capital markets, finance, investing and legal matters. He also has extensive board participation and leadership experience, having served in a variety of roles on fifteen boards including EPL Oil & Gas, Inc., where he was the lead independent director at the time of the company’s sale. Mr. Pully is currently on the board of Bellatrix Exploration, a public Calgary-based oil and gas producer and Aspire Holdings (formerly Endeavour International), a private North Sea oil and gas producer. From 2008 until 2014, Mr. Pully served as General Counsel and Partner of the investment firm, Carlson Capital, L.P. Mr. Pully previously was an investment banker, serving as a Managing Director in the energy and power investment banking division of Bank of America and as a Senior Managing Director in the natural resources investment banking department of Bear Sterns & Company. Mr. Pully began his career as an attorney with Baker Botts LLP in Houston. Mr. Pully holds a Bachelor of Science in Accounting from Georgetown University and a J.D. from The University of Texas School of Law. Mr. Pully is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas. Mr. Pully’s significant experience serving on the boards of exploration and production companies, as well as his capital markets experience, make him a valuable resource to the Board.

Cary Bounds—Mr. Bounds has served as the Company’s Chief Operating Officer since June 2015. Mr. Bounds has held a variety of technical and management positions of increasing responsibility with major energy companies as well as independent E&P companies. Prior to joining the Company, Mr. Bounds was Business Unit Manager and Vice President, Noble Energy Equatorial Guinea Limited from May 2013 until July 2015. Earlier in his tenure with Noble, Mr. Bounds held the position of North Sea Country Manager from April 2010 until May 2013. Prior to Noble, Mr. Bounds was the

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Engineering and Planning Manager, Worldwide for Terralliance Technologies, Inc. from 2007 to 2010 and served as their Country Manager in Mozambique from 2007 to 2010. Mr. Bounds was with SM Energy from 2004 to 2007 and held the position of Engineering Manager for their Gulf Coast and Permian regions. Mr. Bounds spent five years with Dominion E&P serving in corporate development, planning and reservoir engineering positions. Mr. Bounds began his career with ConocoPhillips in 1991 where he held a variety of reservoir and production engineering positions in U.S. onshore regions. Mr. Bounds holds a Bachelor of Science Degree in Petroleum Engineering from Texas A&M University.

Eric J. Christ—Mr. Christ has served as our Vice President, General Counsel and Corporate Secretary since January 2015. Prior to joining VAALCO, Mr. Christ served as Vice President, General Counsel and Corporate Secretary of Midstates Petroleum Company, Inc. from November 2013 to January 2015 and as its Assistant Corporate Counsel from September 2012 to November 2013. Prior to Midstates, Mr. Christ served as Associate General Counsel for Transocean Ltd. from October 2010 to September 2012 and practiced corporate and securities law at Vinson & Elkins LLP from 2006 until 2010, where he represented a variety of energy companies. Mr. Christ began his legal career at Porter Hedges LLP in 2005 and holds a Bachelor of Arts, with honors, from Amherst College and a J.D., with honors, from the University of Texas School of Law.

Don O. McCormack—Mr. McCormack has served as our Chief Financial Officer since November 2015. Mr. McCormack most recently served as the Senior Vice President, Treasurer and Chief Accounting Officer for Rosetta Resources, Inc. from December 2013 until Noble Energy’s acquisition of Rosetta in June 2015. Mr. McCormack joined Rosetta as Vice President and Treasurer in August 2012. Prior to joining Rosetta, Mr. McCormack served as Vice President and Chief Accounting Officer from 2010 until 2012 for Concho Resources Inc. From 2007 to 2010, he was the Controller and Chief Accounting Officer for Red Oak Capital Management LLC, an oil and gas investment company based in Houston, Texas. Prior to joining Red Oak, Mr. McCormack held various leadership and managerial positions with Burlington and ConocoPhillips from 1989 to 2006. Mr. McCormack received a Bachelor of Business Administration degree in Accounting from The University of Texas at Arlington and is a Certified Public Accountant in the State of Texas.

All executive officers and director nominees of VAALCO are United States citizens.

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MEETINGS AND COMMITTEE OF DIRECTORS

The Board has adopted written charters for each of its three standing, regular committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The committee charters are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE. Each member of these committees meets the independence requirements of the NYSE, as applicable to each committee.

Committees and Current Membership	Committee Functions

Audit (1)	●	Selects and reviews the qualifications, performance, and independence of
Mr. John J. Myers, Jr. (2) (Chairman)		the independent registered public accounting firm
Mr. Frederick W. Brazelton	●	Reviews reports of independent and internal auditors
Mr. Andrew L. Fawthrop	●	Reviews and pre-approves the scope and cost of all services (including
Mr. A. John Knapp, Jr.		non-audit services) provided by the independent registered public
Mr. Steven J. Pully		accounting firm
	●	Monitors the effectiveness of the audit process and financial reporting
	●	Reviews the adequacy of financial and operating controls
	●	Monitors the corporate compliance program
	●	Evaluates the effectiveness of the Audit Committee

Compensation	●	Approves the salary and other compensation for the CEO
Mr. Frederick W. Brazelton (Chairman)	●	Review and approve salaries and other compensation for executive
Mr. Andrew L. Fawthrop		officers other than the CEO
Mr. Michael Keane	●	Approves and administers VAALCO’s incentive compensation and equity-based plans
	●	Prepares the annual report on executive compensation
	●	Evaluates the effectiveness of the Compensation Committee
	●	Authority to retain a compensation consultant

Nominating and Corporate Governance	●	Reviews VAALCO’s corporate governance principles and practices and
Mr. Andrew L. Fawthrop (Chairman)		recommends changes as appropriate
Mr. Michael Keane	●	Evaluates the effectiveness of the Board and its committees and director
Mr. John J. Myers, Jr.		recommends changes to improve Board, Board committee and individual effectiveness
	●	Assesses the size and composition of the Board
	●	Identifies and recommends prospective director nominees
	●	Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, Bylaws and other Board-adopted governance provisions

(1)	The Board has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE standards.
(2)	Audit Committee Financial Expert as determined by the Board under SEC regulations.

In addition, in January 2016, the Board established a Strategic Committee to be the Board’s mechanism for participation in connection with the Company’s evaluation of strategic alternatives. Mr. Keane was appointed the Chairman of the Strategic Committee and Mr. Pully serves as a member. The Strategic Committee is expected to remain in place for the duration of the Company’s evaluation of strategic alternatives.

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had during 2015 a relationship requiring disclosure as a related party transaction.

None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of VAALCO’s executive officers serves as a member of the Board of Directors of any other company that has an executive officer serving as a member of VAALCO’s Compensation Committee.

Meetings and Attendance

In 2015, the Board held 11 Board meetings, 11 Audit Committee meetings, 7 Compensation Committee meetings and 7 Nominating and Governance Committee meetings. During 2015, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served at the time. VAALCO does not have a policy on whether directors are required to attend the Annual Meeting, although all of our directors attended the 2015 annual meeting of stockholders and are expected to attend the 2016 Annual Meeting.

Executive sessions of independent directors are held, at a minimum, in conjunction with each quarterly Board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by the Chairman of the Board.

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CORPORATE GOVERNACE

Governance Principles

The Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on VAALCO’s website at www.VAALCO.com. The website makes available all of VAALCO’s corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

Board Leadership Structure

Steven P. Guidry became our Chief Executive Officer in 2013 and assumed the role of Chairman of the Board in June 2014. In December 2015, the Board separated the roles of Chief Executive Officer and Chairman of the Board and appointed Andrew L. Fawthrop as Chairman. With his significant experience and working knowledge of the industry and the issues that face VAALCO, our Board believes Mr. Fawthrop is the best person to lead and guide the Board of Directors. Also in December 2015, the Board appointed Michael Keane as Vice Chairman of the Board. The principal responsibilities of the Vice Chairman are to perform the duties of the Chairman in his absences or during any disability or refusal to act and to have and perform such other duties and powers as may from time to time be assigned to him by the Board. We believe this provides a beneficial leadership structure for VAALCO and our stockholders by providing strong leadership from both our management team and Board of Directors.

Board Risk Oversight

While the full Board of Directors, with input from each of its committees, oversees VAALCO’s management of risks, VAALCO’s management team is responsible for the day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating and Corporate Governance Committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full Board of Directors.

Director Independence

It is the policy of the Board of Directors that a majority of the members of the Board be independent. The Board has affirmatively determined that, as to each current, non-employee director nominee (Mr. Brazelton, Mr. Fawthrop, Mr. Keane, Mr. Knapp, Mr. Myers and Mr. Pully), no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director and non-employee director nominee qualifies as “independent” according to VAALCO’s Corporate Governance Principles, which comply with the Corporate Governance Rules of the NYSE.

Code of Conduct

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.VAALCO.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

Communicating Concerns to Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042.

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All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

●	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;

●	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

●	is an advertisement or other commercial solicitation or communication;

●	is frivolous or offensive; or

●	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2015 compensation for our executive officers named in the Summary Compensation Table and who we sometimes refer to as the “Named Executive Officers”. All of the Named Executive Officers currently serve as officers of the Company except (i) Mr. Scheirman, who retired from the Board and as President and Chief Operating Officer on June 3, 2015 and remained as a consultant until December 31, 2015; (ii) Ms. Cutrer, who retired as Executive Vice President on January 2, 2016, and (iii) Mr. Hullinger, the Company’s former Chief Financial Officer. On November 9, 2015, Mr. Hullinger ceased being the Company’s Chief Financial Officer and began serving under the terms of an employment agreement as the Company’s Finance and Accounting Senior Advisor and continued in that role until March 15, 2016.

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long-term stockholder value. In addition, our program is designed to achieve the following objectives:

●	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

●	provide total compensation that is justified by individual performance;

●	provide performance-based compensation that balances rewards for short-term and long-term results and is tied to both individual and the Company’s performance; and

●	encourage the long-term commitment of our executive officers to us and our stockholders’ long-term interests.

What Our Compensation Program is Designed to Reward – Pay for Performance

Our strategy is to economically increase reserves and production through the exploration, development and production of oil and gas properties with an emphasis on international opportunities. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure within the industry.

Although our equity awards generally do not have explicit performance-vesting conditions, they are subject to fluctuations in our stock price and individual performance and contributions have been considered in making the grants. Our Named Executive Officers, who receive a significant amount of their compensation in the form of equity awards, have been subject to the same downward pressure on their realized compensation as our stockholders. The granting of equity to our Named Executive Officers exposes them to the same risks that face our stockholders. Furthermore, a significant portion of the equity awards granted to our Named Executive Officers are in the form of stock options and stock appreciation rights, which we believe are inherently performance-based. By way of illustration, as of April 19, 2016 none of the approximately 3 million stock options and stock appreciation rights that we have granted to our currently-employed Named Executive Officers to date are “in-the-money” even though they were valued at approximately $3.5 million in the aggregate at time of grant.

As with our entire executive team, the value of our CEO’s actual compensation since his hire in 2013 has been significantly tied to the performance of our stock price, with his total realized pay for the last three years representing approximately 38% of his total reported pay.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

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We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with predictable, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint. However, given the negative pressure on the Company’s stock during 2015, continued depressed commodity prices, and a desire to preserve cash and maintain liquidity, the Compensation Committee determined that no bonuses be awarded to Mr. Guidry, Mr. McCormack and Mr. Christ and an award of $10,000 be made to Mr. Bounds under the 2015 bonus program.

Long-term equity-based incentive compensation is an important element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; encourages executive retention; and gives executives the opportunity to share in our long-term performance. For the annual awards in March 2014 and March 2015, we utilized both option awards and restricted stock awards as components of long-term equity-based incentive compensation for all of the executive officers. In March 2016, we began utilizing both option awards and stock appreciation right (“SAR”) awards as the components of long-term equity-based incentive compensation for our executive officers. Option awards and SAR awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs). Therefore, option and SAR awards granted will have no realizable value unless our stock price appreciates in value.

We also offer benefits, such as a 401(k) plan and payment of insurance premiums, in order to provide a competitive remuneration package.

2015 Advisory Vote on Executive Compensation

At our annual meeting in 2015, we offered our stockholders an opportunity for an advisory, non-binding vote on our executive compensation through our “say on pay” proposal. Approximately 97% of the stockholders who voted on the proposal last year approved the compensation to our Named Executive Officers. Based on the overwhelming support demonstrated in last year’s “say on pay” vote, we retained the central elements making up our incentive compensation, which includes an emphasis on long-term equity-based incentives and a targeted cash bonus component that is less than the amounts the Company had awarded historically prior to 2014. The Compensation Committee will continue to consider the outcome for our “say-on-pay” votes and stockholder views when making future compensation decisions for our executive officers.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of Company and industry performance including total shareholder return, capital expenditures, additions to reserves of oil and gas, operating costs, safety performance, production and other measures discussed herein. We may from time to time retain an independent compensation consulting firm to assist the Compensation Committee in evaluating the executive compensation program. The Compensation Committee retained Mercer Consulting (“Mercer”), an independent compensation consultant, in 2015 with respect to evaluating executive compensation. The decision to engage Mercer was made by the Compensation Committee and Mercer reported directly to the Compensation Committee; however, at the Compensation Committee’s direction, the consultant worked directly with management to review or prepare materials for the Compensation Committee’s consideration. While engaged as the Compensation Committee’s consultant, Mercer did not perform any services for the Company outside the scope of its arrangement with the Compensation Committee. During 2015, the Compensation Committee reviewed the consultant’s independence and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of Mercer. The Compensation Committee did not engage any consultant other than Mercer during 2015 to provide executive compensation consulting services.

In January 2016, the Compensation Committee retained Longnecker & Associates (“Longnecker”), an independent compensation consultant, with respect to evaluating executive compensation for the 2016 compensation cycle. The decision to engage Longnecker was made by the Compensation Committee and Longnecker reported directly to the Compensation Committee; however, at the Compensation Committee’s direction, the consultant worked directly with management to review or prepare materials for the Compensation Committee’s consideration. While engaged as the Compensation Committee’s consultant, Longnecker did not perform any services for the Company outside the scope of its arrangement with the Compensation Committee. In connection with their initial engagement, the Compensation Committee reviewed the consultant’s independence and determined that there were no conflicts of interest as a result of the Compensation

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Committee’s engagement of Longnecker. The Compensation Committee has not engaged any consultant other than Longnecker during 2016 to provide executive compensation consulting services.

The scope of both Mercer and Longnecker’s engagement has been to provide a proposed list of peer companies that operate in a similar business to VAALCO, and to analyze peer and market compensation data to provide the Compensation Committee with an assessment of the Company’s top executive positioning compared to the market. Specifically, Mercer and Longnecker’s roles have been to:

●	Conduct a market analysis of the following compensation element versus proxy peers:

●	Base salary;

●	Annual cash bonus;

●	Total cash compensation (base plus annual cash bonus);

●	Long-term incentives (LTI); and

●	Total direct compensation (total cash plus LTI).

●	Evaluate prevalence of the following compensation elements at peers:

●	Annual incentive design elements (e.g. metrics, leverage);

●	Long-term incentive vehicles used and design elements;

●	Outline key executive compensation trends and regulatory, legislative, and governance considerations (e.g. say on pay);

●	Summarize potential refinement opportunities;

●	Preview the materials with the Compensation Committee Chair, and management as appropriate; and

●	Present materials to the Compensation Committee.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. In 2014, based on the report of our compensation consultant and the compensation practices of our peers, we decided to proportionately reduce potential cash bonus compensation for our executives while increasing potential equity-based incentive compensation. We believe this shift still provides a competitive, attractive cash bonus opportunity for our executives while also more closely aligning their interests with those of our stockholders. In 2016, in an effort to minimize share dilution while still providing equity-based incentive compensation that we believe is competitive with the market for executives, we adopted the VAALCO Energy, Inc. 2016 Stock Appreciation Rights Plan (the “SAR Plan”). Other than as noted above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annually paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Market Comparisons

To assist the Compensation Committee, an executive compensation assessment was compiled by Mercer in January 2015 and provided to VAALCO. The Mercer report was used by the Compensation Committee to help determine base salary for 2015, grants of incentive compensation and for determining target bonus compensation that could be earned in 2015, but paid in 2016.

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The peer group recommended by Mercer that was used with respect to compensation decisions made in 2015 was assembled by a screening process to assemble a group of public exploration and production companies with revenues comparable to the Company’s revenues. The analysis resulted in the following set of 11 peers:

Apco Oil & Gas International	Gran Tierra Energy Inc.	Petroquest Energy, Inc.
BPZ Resources Inc.	Gulfport Energy Corp.	TransGlobe Energy Corporation
Contango Oil and Gas Co.	Hyperdynamics Corp.	TransAtlantic Petroleum Ltd.
Erin Energy Corporation	Oando Energy Resources Inc.

In February 2016, Longnecker re-evaluated the peer group. Following its re-evaluation, Longnecker recommended that the Compensation Committee (i) remove Hyperdynamics Corp. due to its low enterprise value, (ii) remove Apco Oil & Gas International due to its acquisition by Pluspetrol during 2015 and (iii) remove BPZ Resources, Inc. due to its bankruptcy. Longnecker, seeking out peer companies meeting the revenue requirements but also in alignment with the Company’s focus on international offshore exploration and development, also recommended to the Compensation Committee that it replace the removed peers with the following three companies: Bowleven plc, Harvest Natural Resources Inc. and Ophir Energy plc. The Compensation Committee adopted the recommendations of Longnecker with respect to the changes to the peer group and utilized the revised peer group in making its compensation determinations in March 2016.

With the new peer group adopted by the Compensation Committee, nine of the 11 peers had significant non-United States operations and five of the peer companies have significant West African properties, which is the Company’s current focus.

Although the Compensation Committee retained Mercer in 2015 and Longnecker in 2016 to conduct a peer group analysis, and also reviewed other survey information, ultimately many of the compensation decisions are qualitative and not quantitative, and take into consideration the unique international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below. We do not set specific benchmarks but rather use peer group information to check our compensation decisions for reasonableness.

Base Salary

At its regularly scheduled meeting in March of each year, the Compensation Committee meets to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year to year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

In March 2015, utilizing knowledge of competitive conditions in the industry, the Compensation Committee determined to keep the 2015 base salaries for our Named Executive Officers at that time at the previous levels set for 2014, which were as follows: $500,000 for Mr. Guidry, $496,173 for Mr. Scheirman, $333,828 for Mr. Hullinger and $300,132 for Ms. Cutrer.

In connection with their respective appointments in January 2015, July 2015 and November 2015 and pursuant to the terms of their employment agreement, which were reviewed and approved by the Compensation Committee, the annual base salaries of Mr. Christ, Mr. Bounds and Mr. McCormack were established at $265,000, $340,000 and $325,000, respectively.

In March 2016, given the current downturn in the energy industry more generally, the Compensation Committee again determined to keep the 2016 base salaries for our four Named Executive Officers at current levels.

Bonus

Our executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met.

At a meeting, usually prior to the end of the year, our Board of Directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, at their meeting in the first quarter of the following year, the Compensation Committee sets various targets for financial and non-financial measures such as oil and gas production levels, operating expenses, safety performance, resource additions and total shareholder return. During the first

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quarter of each year, following a preliminary determination of our financial and operating results, our Compensation Committee meets to establish bonus compensation for the previous year and to formally establish the bonus program goals for the current year.

In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the Company goals and objectives set out in our budget for the preceding year, in addition to individual goals and objectives for each executive. Typically, approximately 60% of the target bonus for each executive officer is based on corporate goals while approximately 40% of the target bonus is based on individual performance and accomplishments. The target bonus percentages, as a percentage of an individual’s annual base salary, established for our Named Executive Officers for 2015 was as follows: Mr. Guidry – 100%; Mr. Bounds – 75%; Mr. McCormack – 65%; Mr. Christ – 50%; Mr. Scheirman – 75%; Mr. Hullinger – 68%; and Ms. Cutrer – 50%.

The Compensation Committee established the following corporate performance goals in March 2015 for the fiscal year 2015 bonus program:

●	Achieve average daily net oil and gas production of 4,560 barrels of oil equivalent (Boe) (actual was 4,628 Boe per day);

●	Achieve direct operating costs of $18.85 per barrel (actual was $17.83 per barrel);

●	Achieve a Total Recordable Incident Rate of 0.82 (actual was 0.48);

●	Achieve Resource Additions of 6 MMBOE (actual was 0 MMBOE);

●	Capital Expenditures of $70 million for an approved set of projects (actual was $87.3 million); and

●	Total Shareholder Return in the second quartile of the Peer Group (actual was third quartile).

Each executive officer’s individual contribution to the above goals was also evaluated. Under the formulaic application of the Company’s results as measured against the corporate performance goals, a payout of 88% of target was achieved under the corporate performance component of the 2015 bonus program. However, given the negative pressure on the Company’s stock during 2015, continued depressed commodity prices, and a desire to preserve cash and maintain liquidity, the Compensation Committee determined that no bonuses be awarded to Mr. Guidry, Mr. McCormack and Mr. Christ and a $10,000 award be made to Mr. Bounds under the 2015 bonus program.

Pursuant to the terms of the agreements governing their respective separations from the Company entered into in October 2016 and November 2016, Mr. Hullinger and Ms. Cutrer were awarded bonuses in March 2016 in the amounts of $113,492 and $112,550, respectively.

Long-Term Equity-Based Incentives

We believe formal long-term equity incentive programs are valuable compensation tools and are consistent with the compensation programs of the companies in our peer group. We maintain (i) the VAALCO Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”), which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions and (ii) the VAALCO Energy, Inc. 2016 Stock Appreciation Rights Plan (the “SAR Plan”), which permits the grant of stock appreciation rights (“SARs”). We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

●	balances short and long-term objectives;

●	aligns our executives’ interests with the long-term interests of our stockholders;

●	rewards long-term performance relative to industry peers;

●	makes our compensation program competitive from a total remuneration standpoint;

●	encourages executive retention; and

●	gives executives the opportunity to share in our long-term value creation.

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The Compensation Committee administers our long-term incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, all outstanding equity-based awards will immediately vest.

Beginning in 2014, based on the peer data provided by Mercer and to more closely align the interests of stockholders and our executive officers, the Compensation Committee determined to increase long-term equity-based incentives as a percentage of total compensation. While historically the Company had exclusively used stock options to incentivize its senior executives, starting in 2014 and based on recommendations from Mercer, the Company issued a combination of stock options and restricted stock. In March 2014, the Compensation Committee approved the 2014 LTIP in order to ensure availability of equity incentive awards and the 2014 LTIP was approved by the Company’s stockholders in June 2014. In March 2016, the Compensation Committee approved the SAR Plan in order to ensure availability of equity incentive awards that were not dilutive to the Company’s existing stockholders.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

In March 2015, the Named Executive Officers of the Company received the following long-term incentives: Mr. Guidry received 233,350 stock options and 60,250 shares of restricted stock; Mr. Scheirman received 115,800 stock options and 29,900 shares of restricted stock; Mr. Hullinger received 109,050 stock options and 28,200 shares of restricted stock; Ms. Cutrer received 70,050 stock options and 18,100 shares of restricted stock; and Mr. Christ received 74,200 stock options and 19,200 shares of restricted stock. One-third of the awarded options vested immediately on the date of grant, with the remainder vesting equally on the first and second anniversaries of the date of grant. The restricted stock awards vest in three equal tranches on the first, second and third anniversaries of the date of grant. In addition, as part of competitive compensation arrangements, we also provided awards of stock options and restricted stock to Mr. Bounds, our Chief Operating Officer, and Mr. McCormack, our Chief Financial Officer, effective upon their respective dates of hire in July 2015 and November 2015.

In March 2016, the Named Executive Officers of the Company received the following long-term incentives: Mr. Guidry received 352,125 stock options and 352,125 SARs; Mr. Bounds received 179,580 stock options and 179,580 SARs; Mr. McCormack received 171,675 stock options and 171,675 SARs; and Mr. Christ received 111,975 stock options and 111,975 SARs. One-third of the awarded options vested immediately on the date of grant, with the remainder vesting equally on the first and second anniversaries of the date of grant. The SARs vest in three equal tranches on the first, second and third anniversaries of the date of grant, are settled in cash and have a maximum cash value of 300% of the stated exercise price.

Benefits

We provide company benefits or perquisites that we believe are standard in the industry to all of our employees, including the Named Executive Officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, which is currently paid for entirely by the Company, and a 401(k) employee savings plan. We also currently make matching contributions of up to 6% of each participant’s salary. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

Assessment of Risk

The Compensation Committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the Compensation Committee determines final incentive awards in their discretion.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that

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are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718.

Termination of Employment Arrangements

Other than our employment agreements with Mr. Guidry, Mr. Bounds, Mr. McCormack and Mr. Christ and employment agreements with certain of our expatriate employees working in West Africa, we have no employment contracts with any person that requires more than 30 days’ notice of termination. Employment contracts with expatriates typically require a longer notice period, such as 90 days, and the payment of the cost to relocate the expatriate back to their home base, along with their personal effects. Additionally, our local Gabonese and Angolan employees work under contracts complying with the respective local labor codes, which may in certain circumstances require the payment of post-termination severance.

The Company also adopted a Severance Plan in August 2015 that covers employees that are based our corporate headquarters in Houston, Texas that are not executive officers. The Severance Plan provides for a benefit of one week of base salary for every year of eligible service (a minimum of four weeks and a maximum of twelve weeks base salary), an additional two weeks of base salary for those employees over the age of forty, and the payment of extended health insurance premiums for a period of three months.

Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, in December 2014 the Board adopted minimum stock ownership guidelines.

The guidelines require that the individuals covered by the policy must hold an interest in the Company’s shares equal to the following:

●	Chief Executive Officer—five times annual base salary;
●	Non-employee members of the Board—five times their annual cash retainer;
●	Chief Operating Officer—four times annual base salary;
●	Chief Financial Officer—three times annual base salary; and
●	Executive Vice President or any other Executive Officers—two times annual base salary.

The forms of equity ownership that can be used to satisfy the ownership requirement include: (i) shares owned directly or indirectly (e.g., by a spouse or a trust), (ii) vested and unvested shares of restricted stock and (iii) vested deferred stock units, restricted stock units, exercised share options and performance share units that are settled in shares. The following do not count towards satisfaction of the ownership requirement: (i) unexercised stock options, (ii) vested deferred stock units, restricted stock units, SARs or performance share units that are settled in cash, (iii) shares held in margin accounts or that are pledged and (iv) performance awards that are settled in cash (whether vested or unvested).

Each officer or non-employee director has five years from the adoption of the policy or date of appointment, whichever is later, to attain compliance with the ownership requirement and, until a covered individual is in compliance, that individual must retain an amount equal to 60% of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below their ownership requirement, that individual is again required to retain 60% of any future awards until the ownership requirement is again attained. The 60% threshold was determined based on an estimate of the amount of shares that would remain after disposing of enough shares to satisfy tax withholding requirements.

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Compliance with this policy by each officer is reviewed by the Nominating and Governance Committee on an annual basis, and the Nominating and Governance Committee may exercise its discretion in response to any violation of this policy and the Compensation Committee will take into account compliance with the requirements in determining grants of long-term incentive plan awards or annual equity retainers. To date, the Nominating and Governance Committee has not found any violations under the policy.

Recoupment Policy

We currently do not have a recovery policy applicable to annual incentive bonuses or equity awards other than those required under Sarbanes-Oxley legislation. The Compensation Committee will continue to evaluate the need to adopt such a policy.

Reported versus Realized versus Realizable Pay

In reviewing our Chief Executive Officer’s compensation included in the Summary Compensation Table, it is important to note that his realized and realizable pay is often substantially different than the compensation that is reported in the Summary Compensation Table. The primary reason for the differences between reported pay in the Summary Compensation Table and realized pay and realizable pay is the method and timing used to value long-term equity awards. SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table for the year in which they were granted. However, a substantial portion of our Chief Executive Officer’s total compensation is in the form of long-term equity-based awards, which have had vesting terms of up to four years, precluding its immediate realization at the grant date and correlating its realizable value to our future stock performance.

Our stock ownership guidelines require that our Chief Executive Officer retain shares of common stock having a value equal to or greater than a multiple of five times his annual base salary. Our CEO has not sold or exercised any of his long-term equity awards granted since his hire in 2013, other than to satisfy tax withholding obligations upon vesting of restricted stock. As a result, our Chief Executive Officer remains heavily invested in VAALCO and his ultimate realized pay will directly correlate to the performance of our common stock. Due to his continued significant equity ownership, our Chief Executive Officer remains exposed to the same risks as all our stockholders.

Below is a table that compares Summary Compensation Table amounts to compensation actually realized and compensation realizable by Steven P. Guidry, our Chief Executive Officer.

Year of Compensation	Reported Pay($)(1)	Realized Pay($)(2)	Realized Pay as a Percentage of Reported Pay	Realizable Pay($)(3)	Realizable Pay as a Percentage of Reported Pay
2015	1,255,743	531,738	42%	617,645	49%
2014	1,556,349	939,544	60%	974,405	63%
2013	2,144,284	389,065	18%	540,313	25%

(1)	Compensation as reported in the Summary Compensation Table.

(2)	For purposes of this comparison, “Realized Pay” for each year is defined as: (a) base salary and bonus as reported in the Summary Compensation Table; (b) proceeds from the sales or withholding at vesting of restricted stock awards granted during the year; (c) proceeds from the exercise of stock option awards granted during such year; and (d) Other Compensation as reported in the Summary Compensation Table.

(3)	For purposes of this comparison, “Realizable Pay” for each year is defined as: (a) Realized Pay; (b) the value of retained vested and unvested restricted stock awards granted during such year using the closing price of our common stock as of December 31, 2015; and (c) the value of vested and unvested stock option awards granted during such year using the difference between the Company’s stock price as of December 31, 2015 and the applicable stock option exercise price.

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COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for 2015 required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2016 annual meeting of shareholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee of the Board of Directors

Frederick W. Brazelton
Andrew L. Fawthrop
Michael Keane

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Executive Compensation

2015 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s Named Executive Officers for the three years ended December 31, 2015, December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven P. Guidry	2015	500,000		—	431,698	300,045	24,000	1,255,743
Chief Executive Officer	2014	500,000		395,000	441,356	194,393	25,600	1,556,349
	2013	100,641		77,429	1,177,164	589,000	200,000	2,144,284
Cary M. Bounds	2015	165,808	(1)	10,000	118,500	194,000	—	488,308
Chief Operating Officer
Don O. McCormack	2015	54,323	(1)	—	86,000	197,000	—	337,323
Chief Financial Officer
Eric J. Christ	2015	254,110	(1)	—	137,270	95,616	115,424	602,420
Vice President, General Counsel
and Corporate Secretary
W. Russell Scheirman	2015	208,393	(1)	—	214,230	148,902	102,882	674,407
Former President and	2014	496,173		224,022	247,711	118,660	25,600	1,112,166
Chief Operating Officer	2013	496,173		237,000	250,731	—	19,098	1,003,002
Gregory R. Hullinger	2015	333,829		113,501	201,743	140,436	24,000	813,509
Former Chief Financial Officer	2014	333,829		168,436	214,956	90,865	18,417	826,503
	2013	333,829		200,000	250,731	—	17,850	802,410
Gayla M. Cutrer	2015	300,132		112,550	129,593	90,138	21,053	653,466
Former Executive Vice President	2014	300,132		111,349	165,966	69,800	17,674	664,921
	2013	300,132		170,000	188,048	—	17,557	675,737

(1)	The base salary amounts for Mr. Bounds, Mr. McCormack and Mr. Christ are pro-rated based on their partial year of employment. The base salary amount for Mr. Scheirman, who retired on June 3, 2015, relates to the period during 2015 in which he was an employee.

(2)	Bonuses for 2015 were determined and paid in March 2016. Bonuses for 2014 were determined and paid in March 2015. Bonuses for 2013 were determined and paid in March 2014.

(3)	The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the 2015 grants, see Note 10, “Compensation” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The actual value that can be realized from the exercise of stock options, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. With the exception of Mr. Guidry’s awards in 2013 and Mr. Bounds and Mr. McCormack’s awards in 2015, the options vest in three equal installments on the date of grant and the first and second anniversaries of the date of grant. Mr. Bounds and Mr. McCormack’s option awards in 2015 vest in three equal installments on the first, second and third anniversaries of the date of grant. Mr. Guidry’s awards for 2013 begin to vest in a four year period with one-fifth vesting on each of his first three anniversaries with the Company and the remaining two-fifths vesting on the fourth anniversary with the Company. The options all expire on the fifth anniversary of the date of grant. The restricted stock awards all vest in three equal tranches on the first, second and third anniversaries of the date of grant.

(4)	For a breakdown of the individual items comprising All Other Compensations amounts, refer to the table below.

Name and Principal Position	Year	Sign-on Cash Award ($)	401(k) Match ($)	Severance and Consulting ($)(1)	Total All Other Compensation ($)
Steven P. Guidry	2015	—	24,000	—	24,000
Chief Executive Officer	2014	—	25,600	—	25,600
	2013	200,000	—	—	200,000
Eric J. Christ	2015	100,000	15,424	—	115,424
Vice President, General
Counsel and Corporate Secretary
W. Russell Scheirman	2015	—	15,600	87,282	102,882
Former President and	2014	—	25,600	—	25,600
Chief Operating Officer	2013	—	19,098	—	19,098
Gregory R. Hullinger	2015	—	24,000	—	24,000
Former Chief Financial Officer	2014	—	18,417	—	18,417
	2013	—	17,850	—	17,850
Gayla M. Cutrer	2015	—	21,053	—	21,053
Former Executive Vice President	2014	—	17,674	—	17,674
	2013	—	17,557	—	17,557

(1)	Represents the following amounts paid or payable to Mr. Scheirman for the entire term of his consulting agreement: $71,497 of consulting fees and $15,785 for health insurance premium reimbursements.

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Grants of Plan-Based Awards during 2015

The following table presents grants of plan-based equity awards during the fiscal year ending December 31, 2015:

Name of Executive	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)(4)
Steven P. Guidry	3/3/2015		233,350	(2)	4.98	431,698
	3/3/2015	60,250			—	300,045
Cary M. Bounds	7/6/2015		150,000	(3)	1.94	118,500
	7/6/2015	100,000			—	194,000
Don O. McCormack	11/2/2015		100,000	(3)	1.97	86,000
	11/2/2015	100,000			—	197,000
Eric J. Christ	3/3/2015		74,200	(2)	4.98	137,270
	3/3/2015	19,200			—	95,616
W. Russell Scheirman	3/3/2015		115,800	(2)	4.98	214,230
	3/3/2015	29,900			—	148,902
Gregory R. Hullinger	3/3/2015		109,050	(2)	4.98	201,743
	3/3/2015	28,200			—	140,436
Gayla M. Cutrer	3/3/2015		70,050	(2)	4.98	129,593
	3/3/2015	18,100			—	90,138

(1)	Amounts represent the restricted stock granted on the respectively noted dates and vest in three equal annual installments beginning one year from the date of grant.

(2)	Amounts represent the stock options granted on the respectively noted dates. One-third of these stock options vested on the date of grant and the remainder vest in equal installments on the first and second anniversaries of the date of grant.

(3)	Amounts represent the stock options granted on the respectively noted dates. These options vest in equal installments on the first, second and third anniversaries of the date of grant.

(4)	The amounts reflected in the table above for restricted stock and stock options are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 10, “Compensation” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for additional detail regarding assumptions underlying the value of these equity awards.

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Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our Named Executive Officers outstanding as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)		Option expiration date	Number of shares or units or stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(14)
Steven P. Guidry	—	—	—		—	60,250	(9)	96,400
	—	—	—		—	18,567	(10)	29,707
	—	—	—		—	60,000	(11)	96,000
	77,783	155,567	4.98	(1)	3/3/2020	—		—
	123,784	61,892	6.98	(2)	3/4/2019	—		—
	80,000	120,000	5.89	(3)	10/21/2018	—		—
	80,000	120,000	7.50	(3)	10/21/2018	—		—
	80,000	120,000	9.00	(3)	10/21/2018	—		—
Cary M. Bounds	—	—	—		—	100,000	(12)	160,000
	—	150,000	1.94	(4)	7/6/2020	—		—
Don O. McCormack	—	—	—		—	100,000	(13)	160,000
	—	100,000	1.97	(5)	11/2/2020	—		—
Eric J. Christ	—	—	—		—	19,200	(9)	30,720
	24,733	49,467	4.98	(1)	3/3/2020	—		—
Gregory R. Hullinger	—	—	—		—	28,200	(9)	45,120
	—	—	—		—	8,679	(10)	13,886
	36,350	72,700	4.98	(1)	3/3/2020	—		—
	57,851	28,926	6.98	(2)	3/4/2019	—		—
	100,000	—	7.75	(6)	3/5/2018	—		—
	100,000	—	8.81	(7)	3/16/2017	—		—
	49,800	—	6.97	(8)	3/18/2016	—		—
Gayla M. Cutrer	—	—	—		—	18,100	(9)	28,960
	—	—	—		—	6,667	(10)	10,667
	23,350	46,700	4.98	(1)	3/3/2020	—		—
	44,666	22,334	6.98	(2)	3/4/2019	—		—
	75,000	—	7.75	(6)	3/5/2018	—		—
	75,000	—	8.81	(7)	3/16/2017	—		—
	100,000	—	6.97	(8)	3/18/2016	—		—

(1)	Represents the exercise price for stock options awarded on March 3, 2015. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant

(2)	Represents the exercise price for stock options awarded on March 4, 2014. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(3)	Represents the exercise price for stock options awarded on October 21, 2013. One-fifth of the options vest on each of the first three anniversaries following the date of grant and the remaining two-fifths vests on the fourth anniversary following the date of grant.

(4)	Represents the exercise price for stock options awarded on July 6, 2015. The options vest in three equal parts on the first three anniversaries following the date of grant.

(5)	Represents the exercise price for stock options awarded on November 2, 2015. The options vest in three equal parts on the first three anniversaries following the date of grant.

(6)	Represents the exercise price for stock options awarded on March 5, 2013. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(7)	Represents the exercise price for stock options awarded on March 16, 2012. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(8)	Represents the exercise price for stock options awarded on March 18, 2011. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(9)	These amounts represent time-vested restricted stock awards granted on March 3, 2015. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(10)	These amounts represent time-vested restricted stock awards granted on March 4, 2014. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(11)	Represents a time vested restricted stock award granted on October 21, 2013. The award vests in five equal parts on the five anniversaries following the date of grant.

(12)	These amounts represent time-vested restricted stock awards granted on July 6, 2015. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(13)	These amounts represent time-vested restricted stock awards granted on November 2, 2015. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(14)	For purposes of calculating the amounts in this column, the closing price of the Company’s shares on the NYSE on December 31, 2015 of $1.60 was used.

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Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2015

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2015 for each of our Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Guidry	—	—	29,283	87,174
W. Russell Scheirman	—	—	5,666	28,669
Gregory R. Hullinger	—	—	4,339	21,957
Gayla M. Cutrer	—	—	3,333	16,867

(1)	Mr. Guidry’s value realized on the vesting of restricted stock is the result of 9,283 shares vesting at a price of $5.06 per share and 20,000 shares vesting at a price of $2.01 per share.

(2)	Mr. Scheirman’s value realized on the vesting of restricted stock is the result of 5,666 shares vesting at a price of $5.06 per share.

(3)	Mr. Hullinger’s value realized on the vesting of restricted stock is the result of 4,339 shares vesting at a price of $5.06 per share.

(4)	Ms. Cutrer’s value realized on the vesting of restricted stock is the result of 3,333 shares vesting at a price of $5.06 per share.

Executive Employment Agreements with Mr. Guidry, Mr. Bounds, Mr. McCormack and Mr. Christ

We entered into (i) an Amended and Restated Executive Employment Agreement with Mr. Guidry in October 2015 and (ii) Employment Agreements with Mr. Bounds, Mr. McCormack and Mr. Christ in July 2015, November 2015 and September 2015, respectively (the “Employment Agreements”). The initial term of the Employment Agreements is until December 31, 2016 for Mr. Guidry, Mr. McCormack and Mr. Christ and December 31, 2017 for Mr. Bounds and each Employment Agreement is subject to one year automatic extensions unless terminated by either party.

The Employment Agreements provide for a severance payment if employment is terminated by us other than for “Cause”, or is terminated because of the employee’s death or disability, or is terminated by the employee for “Good Reason.” The severance payment is a multiple of the sum of (i) the employee’s base salary then in effect and (ii) the higher of (A) the average of the employee’s annual bonus paid or payable for the two calendar years immediately preceding the calendar year in which the termination date occurs and (B) the employee’s annual bonus for the calendar year in which the termination date occurs (such higher number, the “Bonus Amount”), together the “Severance Payment”. For Mr. Guidry, the multiple is one (1) times the Severance Payment and for Mr. Bounds, Mr. McCormack and Mr. Christ, the multiple is one-half the Severance Payment.

The Company would also be required to pay for continuing health insurance premiums for the employee and his eligible spouse and dependents for a period of one year following the termination and accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses. Cause is generally defined as the following with respect to the employee: the conviction of a crime involving moral turpitude or a felony; the commission of a material act of fraud upon the VAALCO, or any customer or supplier; the misappropriation of any funds or property of VAALCO, or any customer or supplier; the willful and continued failure to perform the material duties assigned to him that is not cured to the reasonable satisfaction of VAALCO; the engagement in any direct and material conflict of interest with VAALCO; or the engagement in any material activity which competes with VAALCO’s business or which would result in a material injury to the business, reputation or goodwill of VAALCO.

“Good Reason” is defined as the occurrence of any one or more of the following events:

●	The assignment of any duties that are materially inconsistent with the employee’s executive position, which in this definition includes status, reporting relationship to the Board of Directors in the case of Mr. Guidry and the Chief Executive Officer in the case of Mr. Bounds, Mr. McCormack and Mr. Christ, office, title, scope of responsibility over corporate level staff or operations functions, or responsibilities as an officer of VAALCO, or any other material diminution in the employee’s position, authority, duties, or responsibilities, other than an isolated and inadvertent action not taken in bad faith that is remedied within thirty business days; or

●	VAALCO requires the employee to be based at any office or location that is farther than 40 miles from VAALCO’s principal office location in Houston, Texas; or

●	Any failure by VAALCO to obtain an assumption of the employment agreement by any successor to VAALCO, or any action or inaction that constitutes a material breach by VAALCO of the agreement.

The definition of good reason includes provisions for cure by VAALCO, and notice by the employee.

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Additionally, the Compensation Committee of the Board determined that it is in the best interest of the Company and its stockholders that, in the event of a qualifying termination of the employee in connection with a change in control of the Company, the employee be provided with sufficient severance benefits so that the employee can exercise independent judgment regarding the best interests of the Company and its stockholders when evaluating a prospective change in control event. The Compensation Committee also reviewed market data and the practices of the Company’s peer group in determining to include this provision in the Employment Agreements.

Under the Employment Agreements, if during the term of the applicable Employment Agreement and within the twelve month period following a “Change in Control” or within the three month period preceding a Change in Control the employee’s employment is terminated other than (i) by the Company for Cause, (ii) by the employee for other than Good Reason or (iii) due to the employee’s death or disability, subject to his execution of a release of claims, the employee will be entitled to severance benefits consisting of (i) an amount equal to, in the case of Mr. Guidry, two (2) times the Severance Payment and, in the case of Mr. Bounds, Mr. McCormack and Mr. Christ, one (1) times the Severance Payment; (ii) continued group health plan coverage for one year; and (iii) accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses.

“Change in Control” is defined in the Employment Agreements as the occurrence of any one or more of the following events:

●	The acquisition by any individual, entity or group of beneficial ownership of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any subsidiary, (ii) any acquisition by the Company or any subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in the third bullet below are satisfied;

●	Individuals who, as of the effective date of the applicable Employment Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the applicable Employment Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

●	The consummation of a Merger involving the Company, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

●	The sale consummation, or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

●	The approval by the stockholders of the Company or the Board of a plan for the complete liquidation or dissolution of the Company.

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Consulting Agreement with Mr. Scheirman

Following his retirement in June 2015, the Company entered into a consulting agreement with Mr. Scheirman. Under the agreement, Mr. Scheirman served as a consultant to the Chief Executive Officer until December 31, 2015.

Under the agreement, Mr. Scheirman was paid a consulting fee of $8,000 per month beginning with his retirement until December 31, 2015. Mr. Scheirman was also entitled to reimbursement for expenses incurred in providing the consulting services in accordance with the terms of the agreement and was entitled to $3,000 per day for any day that he was required to travel internationally on behalf of the Company in order to carry out the consulting services. In addition, all option awards held by Mr. Scheirman under any of the Company’s incentive plans were amended to provide that the expiration date of the options was the earlier of the expiration date of the option as provided in the award (without taking into effect any provision providing for early termination upon retirement) and December 31, 2015. The Company also reimbursed Mr. Scheirman for health insurance premiums up to the amount that would otherwise have been paid in connection with COBRA for health insurance premiums for the term of the agreement. The agreement provided for releases and other customary covenants and terminated on December 31, 2015.

Employment Agreement with Ms. Cutrer

Ms. Cutrer, the Company’s former Executive Vice President, retired effective January 2, 2016. Beginning November 1, 2015, in order for the Company to effect an orderly transition of her duties, Ms. Cutrer worked for the Company on a part-time basis under the terms of an employment agreement until her retirement on January 2, 2016.

Under the terms of the employment agreement, Ms. Cutrer continued to earn her current base salary through the date of her retirement and was guaranteed a minimum bonus under the Company’s 2015 Annual Bonus Plan equal to 75% of the target bonus previously established by the Board. Ms. Cutrer was also entitled to a cash payment of $9,538, which represented the amount of COBRA payments for the continuation of health insurance for a period of four months following her retirement. Her employment agreement also provided that the vesting of 24,767 shares of unvested restricted stock previously awarded to Ms. Cutrer under the Company’s long-term incentive plans be accelerated on the effective date of her retirement. Pursuant to the terms of Ms. Cutrer’s existing stock option award agreements, any unvested options vested upon her retirement and will continue to be governed by the terms of the respective award agreement. Ms. Cutrer’s employment agreement also contained releases of claims, indemnification and other provisions customary in agreements for retiring executive officers.

Employment Agreement with Mr. Hullinger

Mr. Hullinger, the Company’s former Chief Financial Officer, retired effective March 15, 2016. On November 9, 2015, Mr. Hullinger ceased being the Company’s Chief Financial Officer and began serving under the terms of an employment agreement as the Company’s Finance and Accounting Senior Advisor and continued in that role until March 15, 2016 in order for the Company to effect an orderly transition of his duties.

Under the terms of Mr. Hullinger’s employment agreement, Mr. Hullinger continued to earn his current base salary through the date of his retirement and was guaranteed a minimum bonus under the Company’s 2015 Annual Bonus Plan equal to 50% of the target bonus previously established by the Board. Mr. Hullinger was also entitled to a cash payment of $9,538, which represents the amount of expected payments for the continuation of health insurance for a period of four months following his retirement. His employment agreement also provided that the vesting of 23,140 shares of unvested restricted stock previously awarded to Mr. Hullinger under the Company’s long-term incentive plans be accelerated on the effective date of his retirement. Pursuant to the terms of Mr. Hullinger’s existing stock option award agreements, any unvested options vested upon his retirement and will continue to be governed by the terms of the respective award agreement. Mr. Hullinger’s employment agreement also contained releases of claims, indemnification and other provisions customary in agreements for retiring executive officers.

Pension Benefits Table

We do not have a qualified pension plan.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefits.

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Potential Payments Upon Termination or Change-in-Control

The following sets forth the incremental compensation that would be payable by us to each of our Named Executive Officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s Employment Agreement. In accordance with applicable SEC rules, the following discussion assumes:

●	that the termination event in question occurred on December 31, 2015, the last business day of 2015; and

●	with respect to calculations based on our stock price, we used $1.60, which was the reported closing price of our common stock on December 31, 2015.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

Each of our Named Executive Officers that were executive officers as of December 31, 2015 are party to an Employment Agreement with us. Each of our executive officers is a party to equity award agreements relating to options, restricted stock or SARs granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our Named Executive Officers including: cash severance, and accelerated stock option and restricted stock award vesting, upon different termination events.

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Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Eventof Death ($)	Termination in the Event of Retirement ($)

Steven P. Guidry
Cash Severance	—	—	895,000	1,395,000	895,000	895,000	—
Health Care Premiums	—	—	28,211	28,211	28,211	28,211	—
Accelerated Restricted Stock Vesting	—	—	—	222,107	—	—	—
Accelerated StockOption Award Vesting (1)	—	—	—	0	—	—	—
Total	—	—	923,211	1,645,318	923,211	923,211	—

Cary M. Bounds
Cash Severance	—	—	175,000	350,000	175,000	175,000	—
Health Care Premiums	—	—	28,211	28,211	28,211	28,211	—
Accelerated Restricted Stock Vesting	—	—	—	160,000	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	0	—	—	—
Total	—	—	203,211	538,211	203,211	203,211	—

Don O. McCormack
Cash Severance	—	—	162,500	325,000	162,500	162,500	—
Health Care Premiums	—	—	28,211	28,211	28,211	28,211	—
Accelerated Restricted Stock Vesting	—	—	—	160,000	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	0	—	—	—
Total	—	—	190,711	513,211	190,711	190,711	—

Eric J. Christ
Cash Severance	—	—	132,500	265,000	132,500	132,500	—
Health Care Premiums	—	—	28,211	28,211	28,211	28,211	—
Accelerated Restricted Stock Vesting	—	—	—	30,720	—	—	—
Accelerated Stock Option Award Vesting (1)	—	—	—	0	—	—	—
Total	—	—	160,711	323,931	160,711	160,711	—

(1)	All non-vested stock options had no value at December 31, 2015, as they were granted with a strike price higher than $1.60, the stock price at the close of December 31, 2015.

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DIRECTOR COMPENSATION

Our compensation for non-employee directors is designed to be competitive with our peer group of independent energy companies, link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executive officers are not paid additional compensation for their services as directors.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors, and the independent members of the Board set the compensation.

Non-employee directors were compensated in 2015 for service on the Board of Directors or any committee thereof as follows:

●	$45,000 retainer per annum, payable in quarterly installments;

●	$10,000 retainer per annum for the chairman of each Board committee, payable in quarterly installments;

●	$20,000 retainer per annum for the Lead Director, payable in quarterly installments;

●	$2,000 for each Board meeting attended;

●	$1,000 for each committee meeting attended; and

●	an annual equity award in an amount determined by the independent members of the Board. For fiscal year 2015, the awards of common stock were granted on (i) March 3, 2015 for Messrs. Brazelton, Chapoton, Fawthrop, Jennings and Myers, (ii) July 31, 2015 for Mr. Pully and (iii) December 22, 2015 for Messrs. Keane and Knapp. The awards are intended to reflect compensation associated with the one year period beginning with the date of grant. The awards for Messrs. Keane, Knapp and Pully were pro-rated based upon the partial year ending March 3, 2016 for which they served as a member of the Board. The awards of common stock are not restricted or subject to any vesting period; however, the stock award agreements provide that the director is prohibited from disposing of the stock within three years of the date of grant.

2015 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Frederick W. Brazelton	94,000	80,178	174,178
O. Donald Chapoton	92,000	80,178	172,178
Andrew L. Fawthrop	86,000	80,178	166,178
James B. Jennings	112,000	80,178	192,178
Michael Keane	0	15,561	15,561
A. John Knapp, Jr.	0	15,561	15,561
John J. Myers, Jr.	96,000	80,178	176,178
Steven J. Pully	34,750	47,520	82,270

(1)	Includes annual cash retainer fee, board and committee meeting fees and committee chair and lead director fees for each non-employee director during fiscal year 2015, as more fully explained in the preceding paragraphs.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted in fiscal year 2015, computed in accordance with FASB ASC Topic 718. See Note 10, “Compensation” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for additional detail regarding assumptions underlying the value of these equity awards. The grants for Messrs. Brazelton, Chapoton, Fawthrop, Jennings and Myers had a grant date of March 3, 2015. The grant to Mr. Pully had a grant date of July 31, 2015. The grants to Messrs. Keane and Knapp had a grant date of December 22, 2015.

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2016 Non-Employee Director Compensation

In December 2015, the Board separated the roles of Chairman and Chief Executive Officer, eliminated the role of Lead Director, and established a cash retainer for the Chairman in an amount of $25,000 per annum. In addition, in January 2016, the Board established a Strategic Committee to be the Board’s mechanism for participation in connection with the Company’s evaluation of strategic alternatives. Mr. Keane was appointed the Chairman of the Strategic Committee and Mr. Pully serves as a member. The Strategic Committee is expected to remain in place for the duration of the Company’s evaluation of Strategic Alternatives. While the Strategic Committee remains in effect, the Board has established a cash retainer for the Chairman of the Strategic Committee in an amount of $20,000 per quarter.

In March 2016, the Board determined that, beginning April 1, 2016 and to remain in effect until so changed by the Board, all cash compensation components for members of the Board, including the retainers established for the Chairman of the Board and the Chairman of the Strategic Committee, would be reduced by 25%. Additionally, the Board determined that the annual grant of equity for non-employee members of the Board should be delayed until after the 2016 Annual Meeting.

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AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the New York Stock Exchange (“NYSE”) and (iii) financially literate. In addition, Mr. Myers qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 and the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees issued by the Public Company Accounting Oversight Board.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Audit Committee of the Board of Directors

John J. Myers, Jr. (Chairman)
Frederick W. Brazelton
Andrew L. Fawthrop
A. John Knapp, Jr
Steven J. Pully

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Company stock as of April 6, 2016, the record date for the 2016 Annual Meeting, for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director and each of our Named Executive Officers and (iii) all directors and all executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)

Directors & Named Executive Officers

Steven P. Guidry	911,908	(2)	1.6%
Cary M. Bounds	159,860	(3)	*
Don O. McCormack	157,225	(4)	*
Eric J. Christ	109,601	(5)	*
Frederick W. Brazelton	204,000	(6)	*
Andrew L. Fawthrop	30,772		*
Michael Keane	11,613		*
A. John Knapp, Jr.	31,613		*
John J. Myers, Jr.	336,125	(7)	*
Steven J. Pully	36,000		*
W. Russell Scheirman	162,569		*
Gregory R. Hullinger	513,713	(8)	*
Gayla M. Cutrer	406,509	(9)	*

Common Stock owned by all Directors and Executive Officers as a group (10 persons)	1,965,717		3.4%
5% Stockholders:

Kornitzer Capital Management, Inc.	4,570,210	(10)	7.8%
Bradley L. Radoff	4,114,305	(11)	7.0%

*Less than 1%

(1)	As of April 6, 2016, there were 58,495,360 shares of common stock issued and outstanding.
(2)	Includes 698,618 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $5.70.
(3)	Includes 59,860 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $1.04.
(4)	Includes 57,225 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $1.04.
(5)	Includes 86,791 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $3.29.
(6)	Includes 95,000 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $7.73.
(7)	Includes 105,000 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $7.83.
(8)	Includes 445,627 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $7.07.
(9)	Includes 364,716 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $7.12.
(10)	Based on a Schedule 13D filed with the Securities and Exchange Commission on December 31, 2015, by Kornitzer Capital Management, Inc. (“Kornitzer”), Kornitzer has sole voting power over 4,570,210 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 167,200 of the shares shown and shared dispositive power over 4,403,010 of the shares shown. The address of Kornitzer is 5420 W. 61st Place Mission, Kansas 66205.
(11)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on December 28, 2015 by Group 42, Inc., a Delaware corporation, Paul A. Bell, Michael Keane, BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., The Radoff Family Foundation and Bradley L. Radoff, Mr. Radoff has sole voting power over 4,114,305 of the shares shown, shared voting power over 0 of the shares shown, sole dispositive power over 4,114,305 of the shares shown and shared dispositive power over 0 of the shares shown. Mr. Radoff directly owns 1,938,905 of the shares shown, Mr. Radoff, as the sole shareholder and sole director of each of BLRGP Inc. and Fondren Management, LP and a director of The Radoff Family Foundation, may be deemed the beneficial owner of the (i) 2,090,400 shares owned by BLR Partners LP and (ii) 85,000 shares owned by The Radoff Family Foundation. The address of Mr. Radoff is 1177 West Loop South, Suite 1625 Houston, Texas 77027.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership.

To our knowledge, based solely upon a review of the copies of Forms 3 and 4 furnished to us, or written representations from certain reporting persons that no Forms 5 were required, we believe that our executive officers and directors complied with all filing requirements with respect to transactions in our equity securities during 2015, except as follows:

●	Mr. Guidry was late in filing one Form 4 in connection with the withholding of shares upon the vesting of restricted stock on October 21, 2015. This transaction was reported on Form 4 two days late on October 27, 2015;
●	Mr. Chapoton was late in filing one Form 4 in connection with his open-market purchase of Company stock on March 23, 2015. This transaction was reported on Form 4 one day late on March 26, 2015; and
●	Mr. Pully was late in filing one Form 4 in connection with a grant of common stock received when he became a director on July 31, 2015. This transaction was reported on Form 4 one day late on August 5, 2015.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Conduct. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the Board.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to a related person where the amount involved exceeds $120,000 are required to be disclosed in this proxy statement. Other than as detailed below, we are not aware of any related party transactions during 2015. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

●	the nature of the related person’s interest in the transaction;

●	the material terms of the transaction, including, without limitation, the amount and type of transaction;

●	the importance of the transaction to the related person;

●	the importance of the transaction to the company;

●	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

●	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Since the beginning of fiscal year 2015, other than as detailed below, there have been no transactions in excess of $120,000 between us and a related person in which the related person had a direct or indirect material interest.

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Other Agreements

Settlement Agreement with Group 42-BLR Reporting Group

On December 22, 2015, the Company entered into entered into a Settlement Agreement (the “Settlement Agreement”) with the Group 42-BLR Group. Pursuant to the Settlement Agreement (i) members of the Board James B. Jennings and O. Donaldson Chapoton retired from the Board of Directors effective upon the execution of the Settlement Agreement, (ii) Michael Keane, a designee of the Group 42-BLR Group, was appointed to the Board effective upon the execution of the Settlement Agreement and was appointed to each of the Nominating and Corporate Governance Committee and the Compensation Committee, (iii) the Board agreed to nominate an independent, mutually-agreed upon designee (the “Mutual Designee”) for election at the 2016 Annual Meeting, (iv) the roles of Chairman of the Board and Chief Executive Officer were separated and Andrew L. Fawthrop was designated as Chairman of the Board and Mr. Keane was designated as Vice Chairman of the Board, (v) until the termination of the Settlement Agreement, the Board agreed to nominate and recommend Mr. Keane (or any replacement designee) and the Mutual Designee for election to the Board at each stockholder meeting at which directors are to be elected and use its reasonable best efforts to cause the election of both designees, (vi) the size of the Board was fixed at no more than seven directors until the 2016 Annual Meeting, when it was to be expanded to no more than eight directors, (vii) the Company agreed to immediately terminate the Rights Agreement entered into by and between the Company and Computershare Trust Company, N.A., dated as of September 26, 2015 and (viii) the Company agreed to reimburse the expenses of the Group 42-BLR Group associated with its consent solicitation and the negotiation and execution of the Settlement Agreement in an amount not to exceed $350,000.

The Board and the Group 42-BLR Group have not yet identified a Mutual Designee and are continuing a search to identify a candidate acceptable to both the Board and the Group 42-BLR Group. The Company expects that any Mutual Designee will not be appointed to the Board until after the 2016 Annual Meeting.

Pursuant to the Settlement Agreement, the Group 42-BLR Group agreed to withdraw their consent solicitation and, until the Settlement Agreement is terminated, vote in favor of (i) the election of each director nominated by the Board, and (ii) in accordance with the Board’s recommendations with respect to any other proposal to be submitted at a meeting of stockholders, unless Institutional Shareholder Services (“ISS”) recommends otherwise, in which case the Group 42-BLR Group may vote in accordance with ISS’ recommendations. The Settlement Agreement may be terminated by either party at any time after the date that is 30 days prior to the deadline for the submission of stockholder nominations for the 2017 Annual Meeting of Stockholders.

In addition, the Group 42-BLR Group agreed to certain customary standstill restrictions, except that Group 42 is allowed to increase its share ownership up to a total of 6.5% and the BLR Group up to a total of 8.5% of the outstanding shares of the Company’s common stock. Under the Settlement Agreement, Mr. Keane (or any replacement designee) shall resign as a director in the event the Group 42-BLR Group fails to maintain beneficial ownership of at least 5% of the outstanding Shares or upon the termination of the Settlement Agreement.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2015 and is incorporated herein by reference.

Stockholder Agreement with Kornitzer Capital Management

On December 22, 2015, the Company entered into a stockholder agreement (the “Stockholder Agreement”) with Kornitzer Capital Management, Inc. (“Kornitzer Capital”) and John C. Kornitzer (collectively, “Kornitzer”).

In accordance with the Stockholder Agreement, the Board appointed A. John Knapp, Jr. to the Board. In the event Mr. Knapp ceases to be a director, Kornitzer has the right to designate a replacement director to be approved by the Board and its Nominating and Corporate Governance Committee; provided, however, that if the ownership of Kornitzer falls below 5% or the Stockholder Agreement is terminated, Mr. Knapp or any such replacement designee of Kornitzer must immediately resign from the Board.

Until the termination of the Stockholder Agreement, the Board will nominate and recommend Mr. Knapp (or any such replacement designee) for election to the Board at each stockholder meeting at which directors are being elected and use its reasonable best efforts to cause the election of such designee. In exchange, Kornitzer agreed to vote in favor of (i) the

36

election of each director nominated by the Board and (ii) in accordance with the Board’s recommendations with respect to any other proposal to be submitted at a meeting of stockholders, unless Instituional Shareholder Services (“ISS”) recommends otherwise, in which case Kornitzer may vote in accordance with ISS’ recommendations. Kornitzer also agreed to customary standstill restrictions, except that Kornitzer is permitted to increase its share ownership up to a total of 15% of the outstanding shares of the Company’s common stock.

The Stockholder Agreement may be terminated by either party at any time after the date that is 30 days prior to the deadline for the submission of stockholder nominations for the 2017 Annual Meeting of Stockholders.

The foregoing description of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2015 and is incorporated herein by reference.

37

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of VAALCO and its subsidiaries for 2016 and VAALCO’s internal control over financial reporting. The Board has endorsed this appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year. Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2015. During each of the two years ended December 31, 2015 and 2014, Deloitte & Touche LLP provided both audit and non-audit services.

On behalf of the Company, the Audit Committee retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, to audit our consolidated financial statements and our internal control over financial reporting for 2015. Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2015 and 2014, were as follows (amounts in thousands of dollars):

	2015	2014
Audit Fees	$750	$732
Audit-related Fees	2	2
Tax Fees	96	90
Total	$848	$824

Audit Fees

For the years ended December 31, 2015 and 2014, audit fees paid by us to Deloitte & Touche LLP were for the audit of our annual financial statements, the related attestation of internal controls over financial reporting, and the review of our quarterly financial statements.

Audit-Related Fees

For the years ended December 31, 2015 and 2014, audit related fees pertained to cost attestations for our Gabon operation.

Tax Fees

For the years ended December 31, 2015 and 2014, fees billed by Deloitte & Touche LLP to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits, United Kingdom tax filings and for consultation in Gabon on payroll tax and value added tax matters.

Audit Committee Pre-Approval Policies and Procedures

The 2015 audit and non-audit services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

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During 2015, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Auditor for the year 2016.

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PROPOSAL NO. 3

Advisory Resolution on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a “Say-on-Pay” proposal. Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement, beginning on page 14. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation and Other Information—Compensation Discussion & Analysis” (the “CD&A”) section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers are reasonable and not excessive. As you consider this Proposal THREE, we urge you to read the CD&A for additional details on the compensation of our Named Executive Officers, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this Proxy Statement. Among the program features incorporated by the Compensation Committee to align the compensation program for our Named Executive Officers with our executive compensation philosophy are the following:

●	Equity-based awards generally incorporate a multi-year vesting period to emphasize long-term performance and executive retention;
●	Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics to eliminate the possibility of an executive focusing on one short-term performance goal at the exclusion of others and to ensure that our Named Executive Officers are motivated to achieve excellence in a wide range of performance metrics;
●	The grant of equity-based awards and the adoption of stock ownership guidelines align the interests of our Named Executive Officers with those of our stockholders and focus our executives on long-term stockholder value creation; and
●	Cash payments under our Employment Agreements with executive officers requires a double trigger (i.e., a termination of employment in connection with a change in control) rather than a single trigger (a change in control alone) to initiate payment.

As an advisory vote, Proposal THREE is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Text of the Resolution to be Adopted

We are asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s most recent proxy statement, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion is hereby APPROVED.”

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Vote Required

Approval of Proposal THREE requires the affirmative vote of the holders of a majority in voting power of the shares of the Common Stock present in person or by proxy and entitled to be voted at the Annual Meeting. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this Proposal THREE will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion.

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ADDITIONAL INFORMATION

Stockholder Proposals for 2017 Annual Meeting

Stockholders who desire to present proposals at the 2017 Annual Meeting of Stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 21, 2016. If the date of the 2017 Annual Meeting is changed by more than 30 days from the date of the 2016 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2017 Annual Meeting.

Our bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2017 Annual Meeting of Stockholders only by sending to VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 2, 2017 and no later than the close of business on March 4, 2017. If we schedule our 2017 Annual Meeting to a date that is more than 30 days before or 60 days after June 2, 2017, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled Annual Meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

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VAALCO ENERGY, INC. 9800 Richmond Avenue, Suite 700 Houston, Texas 77042	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees:

01	Steven P. Guidry 02 Andrew L. Fawthrop 03 Michael Keane 04 A. John Knapp, Jr. 05 John J. Myers, Jr.
06	Steven J. Pully

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2016.					☐	☐	☐

3	To approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No

Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

0000288548_1   R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report to Shareholders is/are available at www.proxyvote.com

VAALCO ENERGY, INC.
Annual Meeting of Shareholders
June 2, 2016 8:00 AM

The undersigned hereby appoints Eric J. Christ and Don O. McCormack, or either of them, as proxies, each with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all shares of Common Stock of VAALCO ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, CDT on June 2, 2016, at the Houston Marriott Westchase Hotel,2900 Briarpark Drive Houston, Texas 77042, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE “FOR ALL” ON THE ELECTION OF DIRECTOR NOMINEES, “FOR” PROPOSALS 2 AND 3, AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

Continued and to be signed on reverse side

0000288548_2   R1.0.1.25